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                                                                    EXHIBIT 99.1

                                     NEWS
                                   BULLETIN
                                      RE:
                                 CHEROKEE INC.

                                                            6835 VALJEAN AVENUE
                                                            VAN NUYS, CA 91406
                                                            (818) 908-9868
                                                            TRADED:NASDAQ: CHKE

                            FOR FURTHER INFORMATION
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
AT THE COMPANY:               AT THE FINANCIAL RELATIONS BOARD:
Carol Gratzke                 Moira Conlon       Daniel Saks or Harris Tajyar
Chief Financial Officer       Analyst contact    General Info.
(8l8) 908-9868                (310) 442-0599     (310) 442-0599

FOR IMMEDIATE RELEASE November 10, 1997

                        CHEROKEE - SIDEOUT JOIN FORCES

VAN NUYS, CA, November 10, 1997 - Cherokee Inc. NASDAQ: CHKE) today announced it has reached an agreement with Sideout Sport, Inc. to purchase the worldwide rights to its various trademarks and all existing licensing agreements. Financial terms of the acquisition were not disclosed.

Robert Margolis, chairman, said, "We have been looking to acquire additional brands to globally market our wholesale and retail direct licensing programs. Our objective was to locate a well respected, emerging brand to market to the upper moderate sector in America as a compliment to our Cherokee business. Our global marketing team is making major inroads into world markets with the Cherokee brand. Sideout will also be a significant adjunct to this international growth strategy."

Patricia Warren, Cherokee president, added, "Sideout today has growing businesses in men's, boy's, and women's sportswear, activewear, footwear and accessories. We plan to expand this brand globally through four channels of distribution: department and specialty stores, sporting goods, and cosmetics channels. Cosmetics (Sunout by Sideout) will first be focused on sun care, hair care, lip and nail products."

Sideout had its roots in volleyball, originating as a California beach lifestyle brand, evolving into active sportswear, known for quality and authenticity. Sideout has been endorsed worldwide by many top volleyball professionals, and with its "King of the Beach" trademark has become known as the innovator for international beach volleyball events. Internationally, Sideout is represented
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in Mexico, Argentina, Chile, Uruguay, Japan, Australia, Canada, Germany,
Benelux, Italy, France, Spain, Portugal, Greece and Turkey.

Steve Ascher, founder and chief executive officer of Sideout, will be joining the Cherokee Inc. marketing team to further develop the Sideout lifestyle concept and insure consistency and creative synergies across all products. Mr. Ascher also adds his marketing talents to the growth of the Cherokee brand and other brands it might acquire in the future.

Ascher said, "We realized our brand was too big to internally finance our visions for expansion and began evaluating alternative growth opportunities. After several meetings with various executives from different organizations, it became clear that the Cherokee team had the most innovative approach to further develop the Sideout brand worldwide."

John Lovely, founder and president of Palos Verdes Footwear, the largest and fastest growing licensee of Sideout Sport, said, "I am excited about the new growth opportunities that this relationship brings to our company. Since our beginning three years ago, Sideout Footwear has enjoyed phenomenal success and growth at both the better department stores and sporting goods levels." Mr. Lovely was formerly president of Cherokee Footwear and stated, "I have had years of experience working with Bobby Margolis in developing the Cherokee brand and I consider him a master in marketing and corporate brand development."

Ms. Warren added, "Although our official marketing launch is planned for January, 1998, we have already begun meeting with cosmetic companies and have had conversations with leading executives in the apparel and sporting goods channels. Over the past eighteen months, our company has reviewed and negotiated numerous brand opportunities. We feel we have found the right one with Sideout."

Cherokee Inc., based in Van Nuys, Calif, a marketer and licensor of Cherokee brand products, is continuing global negotiations for licensing contracts covering multiple categories of merchandise. Cherokee currently has licensing agreements in many categories, including family apparel, fashion accessories, home textiles including linens, as well as luggage, cosmetics and footwear.

For more information on Cherokee Inc. by facsimile at no cost, call 1-800-PRO-INFO and enter company code CHKE.

(Note: This release contains certain forward-looking statements regarding domestic and international expansion. Such statements are subject to risks and uncertainties. Actual results could vary materially from these statements or current trends. Investors should refer to Cherokee Inc. filings with the Securities and Exchange Commission, including forms 10-K and 10-Q, for a fuller description of risk factors.)